Exhibit 10(o)

                               Pharmos Corporation
                         99 Wood Avenue South, Suite 301
                                Iselin, NJ 08830



                                                             As of April 7, 2000

Dr. Stephen C. Knight
Epix Medical, Inc.
71 Rogers Street
Cambridge, MA 02142

         Re:      Pharmos Corporation (the ACompany@)

Dear Stephen:

     I am writing to confirm our agreements relating to your outstanding warrants and options. You currently have 3,750 unvested ten-year warrants, which were granted in 1997 at an exercise price of $1.59 per share. These warrants are scheduled to vest on February 12, 2001.

     In addition, you have 11,250 ten-year stock options which were granted under the Company=s 1997 Stock Option Plan (the "Plan") in September 1998 at an exercise price of $1.75 per share, of which 3,750 shares each are scheduled to vest on September 17, 2000, 2001 and 2002. You also have 10,000 ten-year stock options granted under the Plan in April 1999 at an exercise price of $1.25 per share, of which 2,500 shares each are scheduled to vest on April 15, 2000, 2001, 2002 and 2003. The shares underlying both the warrants and options granted under the Plan are currently registered.

     As we discussed, you have informed us that due to your increased time commitments at Epix and as a member of other boards, you will be unable to continue serving as a director of the Company. However, you have agreed to serve as an unpaid consultant on financial and strategic matters following your resignation through December 31, 2000. In connection therewith, you will make yourself available by telephone to Haim Aviv and to me and other senior management. If we request you to appear periodically for meetings or the like, we will reimburse you for your time at a mutually agreed upon level of compensation. In consideration for your services, all of your warrants and options, as listed above, will become fully vested as of the date hereof, and consistent with their existing terms, will not expire until 90 days after the termination of your status as consultant with the Company. Further, your warrants and options will expire one year after the end of your tenure as director regardless of any death or termination provisions provided for in either the warrant or option agreements. This letter shall be deemed to amend your Warrant Agreement and Option Grants, and except as provided herein, such Warrant Agreement and Option Grants remain in full force and effect.

     Please acknowledge your acceptance of the foregoing by signing and returning a copy of this letter to me.

                                          PHARMOS CORPORATION

AGREED AND ACCEPTED:
                                          /s/ Gad Riesenfeld
                                          ------------------
                                          By: Gad Riesenfeld
/s/ Stephen C. Knight                     President and Chief Operating Officer
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Stephen C. Knight